Exhibit 99.1

Fairchild Reports Results for the First Quarter of 2016

Fairchild Semiconductor (NASDAQ: FCS), a leading global supplier of power semiconductors, today announced results for the first quarter ended March 27, 2016. Fairchild reported first quarter sales of $327.0 million, up 3 percent from the prior quarter and 8 percent lower than the first quarter of 2015.

Fairchild reported first quarter net income of $14.8 million or $0.13 per diluted share compared to a net loss of $7.1 million or $0.06 per diluted share in the prior quarter and net income of $1.1 million or $0.01 per diluted share in the first quarter of 2015. Gross margin was 30.6 percent compared to 33.1 percent in the prior quarter and 30.4 percent in the year-ago quarter.

Fairchild reported first quarter adjusted gross margin of 31.1 percent, down 190 basis points from the prior quarter and 50 basis points from the first quarter of 2015. Adjusted gross margin excludes accelerated depreciation, inventory write-offs related to factory closures and acquisition-related costs. Adjusted net income was $11.6 million or $0.10 per diluted share, compared to $12.7 million or $0.11 per diluted share in the prior quarter and $13.3 million or $0.11 per diluted share in the first quarter of 2015. See the Reconciliation of Net Income (Loss) to Adjusted Net Income in the table below for more details on the other adjustment items.

“First quarter sales were largely as expected with normal seasonal demand patterns evident across all our end markets,” said Mark Thompson, Fairchild’s chairman, president and CEO. “Bookings increased sequentially in the first quarter and remain strong in the first weeks of the current quarter. Our starting backlog is higher than a quarter ago which should enable us to grow sales seasonally in the second quarter. We saw solid demand growth for our products serving the automotive, appliance, enterprise computing and industrial end markets. We expect this strength to continue in the second quarter. In the mobile sector, one large customer worked through some short-term inventory reductions which were partially offset by strength at other accounts. We expect strong sales growth in this sector for the second quarter as these inventory corrections do not reoccur and we benefit from design wins and new product launches.”

First Quarter Financials

“Adjusted gross margin decreased sequentially due primarily to lower factory loadings as we reduced internal inventory by $20 million from the prior quarter,” said Mark Frey, Fairchild’s executive vice president and CFO. “Adjusted R&D and SG&A expenses were down 1 percent sequentially to $85 million as the impact of lower headcount more than offset seasonally higher payroll taxes and less vacation. Free cash flow was $4 million for the first quarter as proceeds from the sale of a factory offset variable compensation expenses. At the end of the first quarter our total cash and securities exceeded debt by $75 million.”

Pending Acquisition Update

•	As previously announced on November 18, 2015, Fairchild entered into an Agreement and Plan of Merger with ON Semiconductor, under which a wholly owned subsidiary of ON Semiconductor agreed to acquire all of the outstanding shares of Fairchild common stock for $20.00 per share in cash.

•	Fairchild and ON Semiconductor continue to work cooperatively and expeditiously to obtain required regulatory approvals in connection with the transaction.

Given the current acquisition process, Fairchild has discontinued its practice of providing detailed forward guidance and conducting an earnings conference call to discuss its financial results.

Adjusted gross margin, adjusted net income, adjusted R&D and SG&A and free cash flow are non-GAAP financial measures and should not be considered replacements for GAAP results. See additional information on our non-GAAP financial measures and reconciliations to the most comparable GAAP measures in the appropriate reconciliation exhibit included in this press release as well as our SEC filings related to this announcement.

Special Note on Forward Looking Statements:

Some of the paragraphs above contain forward-looking statements that are based on management’s assumptions and expectations and involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: failure to maintain order rates at expected levels; failure to achieve expected savings from cost reduction actions or other adverse results from those actions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from lower tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

Important Information:

This communication is not an offer to buy nor a solicitation of an offer to sell any securities of Fairchild. The solicitation and the offer to buy shares of Fairchild common stock has been made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that ON Semiconductor and Falcon Operations Sub, Inc. have filed with the SEC, as amended and supplemented from time to time (the “Schedule TO”). In addition, Fairchild has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer, as amended and supplemented from time to time (the “Schedule 14D-9”). Fairchild and ON Semiconductor have mailed these documents to Fairchild’s stockholders. In addition, stockholders are able to obtain the

Schedule TO, including the offer to purchase and any amendments thereto, the Schedule 14D-9 and any amendments thereto, and related materials with respect to the tender offer and the merger, free of charge at the SEC’s website at www.sec.gov. Stockholders may also obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available) by contacting Fairchild’s Investor Relations Department either by telephone at (207) 775-8660 or by e-mail at investor@fairchildsemi.com.

STOCKHOLDERS OF FAIRCHILD ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Editorial Contacts:

Fairchild Semiconductor:	Agency Contact:
Dan Janson	Topaz Partners
Investor Relations	Sarah Thomas
207 775-8660	781 404-2427
Email: investor@fairchildsemi.com	fairchild@topazpartners.com

Fairchild Semiconductor International, Inc.

Consolidated Statements of Operations

(In millions, except per share and percent data)

(Unaudited)

	Three Months Ended
	March 27, 2016	December 27, 2015	March 29, 2015
Total revenue	$327.0	$317.2	$355.7
Cost of sales (1)	226.9	212.2	247.7

Gross margin	100.1	105.0	108.0

Gross margin %	30.6%	33.1%	30.4%
Operating expenses:
Research and development (2)	40.1	38.2	41.7
Selling, general and administrative (3)	48.6	53.9	52.7
Amortization of acquisition-related intangibles	1.9	2.3	2.1
Restructuring, impairments, and other costs	(10.9)	11.0	4.7
Goodwill impairment charge	—	—	0.6

Total operating expenses	79.7	105.4	101.8

Operating income (loss)	20.4	(0.4)	6.2
Other expense, net	1.6	1.2	1.2

Income (loss) before income taxes	18.8	(1.6)	5.0
Provision for income taxes	4.0	5.5	3.9

Net income (loss)	$14.8	$(7.1)	$1.1

Net income (loss) per common share:
Basic	$0.13	$(0.06)	$0.01

Diluted	$0.13	$(0.06)	$0.01

Weighted average common shares:
Basic	113.8	113.4	117.3

Diluted	116.5	113.4	120.0

(1) Equity compensation expense included in cost of sales	$0.7	$1.0	$1.4
(2) Equity compensation expense included in research and development	$2.4	$2.1	$2.0
(3) Equity compensation expense included in selling, general and administrative	$4.4	$4.1	$3.4

Fairchild Semiconductor International, Inc.

Reconciliation of Net Income (Loss) To Adjusted Net Income

(In millions)

(Unaudited)

	Three Months Ended
	March 27, 2016	December 27, 2015	March 29, 2015
Net income (loss)	$14.8	$(7.1)	$1.1
Adjustments to reconcile net income (loss) to adjusted net income:
Restructuring, impairments, and other costs	1.4	11.0	4.7
Gain on disposal of held for sale assets	(12.3)	—	—
Acquisition-related costs (2)	5.5	6.5	—
Accelerated depreciation on assets related to factory closures (1)	—	(0.1)	4.5
Inventory write-offs associated with factory closures (1)	—	(0.1)	—
Goodwill impairment charge	—	—	0.6
Amortization of acquisition-related intangibles	1.9	2.3	2.1
Associated tax effects of the above and other acquisition-related intangibles	0.3	0.2	0.3

Adjusted net income	$11.6	$12.7	$13.3

Adjusted net income per common share:
Basic	$0.10	$0.11	$0.11

Diluted	$0.10	$0.11	$0.11

(1)	Recorded in cost of sales
(2)	Recorded in cost of sales, research and development, and selling, general and administrative

Fairchild Semiconductor International, Inc.

Reconciliation of Gross Margin To Adjusted Gross Margin

(In millions)

(Unaudited)

	Three Months Ended
	March 27, 2016	December 27, 2015	March 29, 2015
Gross margin	$100.1	$105.0	$108.0
Adjustments to reconcile gross margin to adjusted gross margin:
Accelerated depreciation on assets related to factory closures	—	(0.1)	4.5
Inventory write-offs associated with factory closures	—	(0.1)	—
Acquisition-related costs	1.5	—	—

Adjusted gross margin	$101.6	$104.8	$112.5

Adjusted gross margin %	31.1%	33.0%	31.6%

Fairchild Semiconductor International, Inc.

Reconciliation of R&D and SG&A To Adjusted R&D and SG&A

(In millions)

(Unaudited)

	Three Months Ended
	March 27, 2016	December 27, 2015	March 29, 2015
R&D and SG&A	$88.7	$92.1	$94.4
Adjustments to reconcile R&D and SG&A to adjusted R&D and SG&A:
Acquisition-related costs	(4.0)	(6.5)	—

Adjusted R&D and SG&A	$84.7	$85.6	$94.4

Fairchild Semiconductor International, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	March 27, 2016	December 27, 2015
ASSETS
Current assets:
Cash and cash equivalents	$272.0	$279.4
Short-term marketable securities	0.1	0.2
Receivables, net	152.1	132.6
Inventories	284.0	304.2
Other current assets	36.2	50.5

Total current assets	744.4	766.9
Property, plant and equipment, net	537.1	550.4
Intangible assets, net	25.8	27.5
Goodwill	205.3	204.5
Long-term securities	1.9	2.0
Other assets	35.1	34.6

Total assets	$1,549.6	$1,585.9

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$93.3	$110.6
Accrued expenses and other current liabilities	79.9	115.6

Total current liabilities	173.2	226.2
Long-term debt	198.7	198.4
Other liabilities	59.9	58.8

Total liabilities	431.8	483.4
Temporary equity - deferred stock units	6.4	6.3
Total stockholders’ equity	1,111.4	1,096.2

Total liabilities, temporary equity and stockholders’ equity	$1,549.6	$1,585.9

Fairchild Semiconductor International, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended
	March 27, 2016	March 29, 2015
Cash flows from operating activities:
Net income	$14.8	$1.1
Adjustments to reconcile net income to cash provided by (used in) operating activities
Depreciation and amortization	27.6	36.6
Non-cash stock-based compensation expense	7.5	6.8
Goodwill impairment charge	—	0.6
Deferred income taxes, net	(0.5)	(0.2)
Other	(12.2)	(0.1)
Changes in operating assets and liabilities, net	(36.3)	(59.4)

Net cash provided by (used in) operating activities	$0.9	$(14.6)

Cash flows from investing activities:
Capital expenditures	$(12.5)	$(14.4)
Proceeds from the sale of property, plant and equipment, including held for sale assets	15.4	1.3
Maturity of marketable securities	0.2	0.1
Other	(0.3)	(0.2)

Net cash provided by (used in) investing activities	$2.8	$(13.2)

Cash flows from financing activities:
Proceeds from issuance of stock for share-based compensation arrangements	$0.3	$0.9
Purchase of treasury stock	—	(39.2)
Shares withheld for employees taxes	(11.4)	(9.1)

Net cash used in financing activities	$(11.1)	$(47.4)

Net change in cash and cash equivalents	(7.4)	(75.2)
Cash and cash equivalents at beginning of period	279.4	352.9

Cash and cash equivalents at end of period	$272.0	$277.7

Fairchild Semiconductor International, Inc.

Reconciliation of Cash Provided by (Used in) Operating Activities to Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended
	March 27, 2016	March 29, 2015
Net cash provided by (used in) operating activities	$0.9	$(14.6)
Capital expenditures	(12.5)	(14.4)
Proceeds from the sale of property, plant and equipment, including held for sale assets	15.4	—

Free cash flow	$3.8	$(29.0)